SOURCE CAPITAL, INC.

RESULTS OF ANNUAL MEETING

Following is a list of matters voted upon and the results of those votes cast at the annual meeting of shareholders held May 25, 2006:

1. With respect to the election of four directors by the holders of Common Stock, $1.00 par value, and election of two directors by the holders of $2.40 Cumulative Preferred Stock, $3.00 par value:

Votes For Votes
Withheld
Common

Eric S. Ende
5,322,267
68,338
Thomas P. Merrick
5,324,413
68,338
David Rees
5,320,507
68,338
Lawrence J. Sheehan
5,312,781
68,338

Preferred

Willard H. Altman, Jr
1,274,281
15,495
Paul G. Schloemer
1,273,849
15,495

2. With respect to continuation of the Investment Advisory Agreement, a total of 6,520,861 shares voted for, 56,819 shares voted against, and 100,210 shares abstained.

3. With respect to a new Investment Advisory Agreement with Resolute, LLC, to take effect on or about October 1, 2006, a total of 4,833,795 shares voted for, 110,814 shares voted against, and 157,346 shares abstained. This does not include broker non-votes of 1,575,935 or 23.6% of the quorum.